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                                                                      EXHIBIT 60

                  CONFIDENTIALITY AND NONDISCLOSURE AGREEMENT
                              DATED MARCH 13, 1998



PRIVILEGED & CONFIDENTIAL
-------------------------

Laidlaw Environmental Services, Inc.
1301 Gervais Street
Columbia, SC 29201

Safety-Kleen Corp.
1000 North Randall Rd.
Elgin, IL 60123

Ladies and Gentlemen:

     1. In connection with the proposed merger agreement (the "Merger Agreement") between Laidlaw Environmental Services, Inc., LES Acquisition Inc., and Safety-Kleen Corp. and the merger contemplated thereby (the "Merger"), Laidlaw Environmental has requested information concerning the Company. As a condition to access to such information, Laidlaw Environmental agrees to treat any information concerning the Company or its affiliates furnished on behalf of the Company before, on, or from time to time after the date of this letter agreement (herein collectively referred to as the "Evaluation Material") in accordance with the provisions of this letter agreement. The term "Evaluation Material" does not include information which (a) was or becomes generally available to the public other than as a result of a disclosure by Laidlaw Environmental, its directors, officers, employees, agents or advisors, (b) was or becomes available on a non-confidential basis from a source other than the Company or its advisors, provided that such source is not bound by a confidentiality agreement with the Company or (c) was within Laidlaw Environmental's possession prior to its being furnished by or on behalf of the Company, provided that the source of such information was not bound by a confidentiality agreement with the Company.

     2. As used in this letter agreement, (i) the term "affiliate" has the meaning provided in Rule 12b-2 under the Securities Exchange Act of 1934 (the "Exchange Act") and includes persons or entities who become affiliates after the date hereof, (ii) the terms "own" and "ownership" include, but are not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange Act and
(iii) the term "person" means any entity, individual or group of individuals, including without limitation, any corporation, company, group, syndicate or partnership.
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Laidlaw Environmental Services, Inc.
March 13, 1998
Page 2


     3. Laidlaw Environmental hereby agrees that the Evaluation Material will be used solely for the purpose of evaluating the Merger and the exchange offer as described in the Merger Agreement (the "Exchange Offer"), and that such information, except as required by law, will be kept confidential. Any such information may be disclosed to Laidlaw Environmental directors, officers, employees, agents and advisors who need to know such information for the purpose of evaluating the Exchange Offer and the Merger (it being agreed that such directors, officers, employees, agents and advisors shall be informed of the confidential nature of such information and that by receiving such information those with access to the Evaluation Materials agree to be bound by this agreement. Laidlaw Environmental shall maintain a list of those to whom such information has been disclosed and will present such list to the Company upon request.

     4. In the event that Laidlaw Environmental is requested (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Evaluation Material, Laidlaw Environmental agrees to notify the Company promptly of such request(s) and the documents requested thereby so that the Company may seek an appropriate protective order and/or waive in writing Laidlaw Environmental compliance with the provisions of this Agreement. It is further agreed that, if in the absence of a protective order or the receipt of a waiver hereunder Laidlaw Environmental is compelled, in the opinion of its counsel, to disclose such Evaluation Material or stand liable for contempt or suffer other censure or penalty from any tribunal or governmental or similar authority, Laidlaw Environmental may disclose such information without liability hereunder.
Laidlaw Environmental shall give the Company written notice of the information to be disclosed as far in advance of its disclosure as is practicable and shall use its best efforts to obtain an order or other reliable assurance that confidential treatment will be granted to such portion of the information required to be disclosed as the Company designates.

     5. If the Merger Agreement has been entered into and terminates prior to the consummation of the Exchange Offer, or if the Merger Agreement has not been entered into by March 20, 1998, Laidlaw Environmental shall, at the Company's request, promptly deliver to the Company all Evaluation Material (whether prepared by the Company or otherwise, and whether in its possession or the possession of its directors, officers, employees, agents or advisors) and will not retain any copies, extracts or other reproductions in whole or in part of such written material. All documents, memoranda,
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Laidlaw Environmental Services, Inc.
March 13, 1998
Page 3


notes and other writings whatsoever (including all copies, extracts or other reproductions), prepared by Laidlaw Environmental or its advisors based on the Evaluation Materials shall be destroyed, and such destruction shall be certified in writing to the Company by an authorized officer supervising such destruction. The delivery of the Evaluation Materials shall not relieve Laidlaw Environmental's obligation of confidentiality or other obligations hereunder.

     6. Laidlaw Environmental understands that Safety-Kleen does not make any representation or warranty as to the accuracy or completeness of the Evaluation Material. Laidlaw Environmental agrees that neither the Company nor its representatives shall have any liability resulting from the use of the Evaluation Material.

     7. Laidlaw Environmental understands and agrees that unless the Exchange Offer has been consummated, Laidlaw Environmental and its affiliates, directors, officers, employees, agents and advisors will not, without prior written consent of the Company, directly or indirectly, solicit any officer or key employee of the Company to leave his or her employment with the Company or its affiliates, or employ any such employee for a period commencing on the date hereof and terminating two (2) years after the date hereof.

     8.   Laidlaw Environmental represents and warrants that:

          (a) Laidlaw Environmental has the full legal right, power and authority to enter into and perform this letter agreement. The execution and delivery of this letter agreement has been duly authorized by all necessary corporation action;

          (b) this letter agreement is a valid and binding obligation, enforceable against Laidlaw Environmental in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law); and

          (c) neither the execution and delivery of this letter agreement nor the consummation of the Merger hereby conflicts with or constitutes a violation of or default under your certificate of incorporation or by-laws, any applicable statute,
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Laidlaw Environmental Services, Inc.
March 13, 1998
Page 4


     law, regulation, order or decree, or any contract, commitment, agreement, arrangement or restriction of any kind to which Laidlaw Environmental is a party or by which Laidlaw Environmental is bound.

     9. It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege.

     10. It is understood and agreed that money damages would not be a sufficient remedy for any breach of this letter agreement and that the Company shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and Laidlaw Environmental agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for breach of this letter agreement, but shall be in addition to all other remedies available at law or equity to the Company.

     11. This letter agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois, without giving effect to the principles of conflict of laws thereof.

     12. This letter agreement may be executed in one or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto were upon one instrument.
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Laidlaw Environmental Services, Inc.
March 13, 1998
Page 5


     13. It is agreed that paragraphs 1 and 3 through 10 of this Confidentiality Agreement shall be mutatis mutandis, i.e., the agreements, obligations and benefits shall be mutual (i.e., the term "Company" shall also mean Laidlaw Environmental Services, Inc., a Delaware corporation and "Laidlaw Environmental" shall also mean Safety-Kleen Corp.).



Confirmed and Agreed to:      Confirmed and Agreed to:

LAIDLAW ENVIRONMENTAL         SAFETY-KLEEN CORP.
   SERVICES, INC.


By______________________      By______________________
Its_____________________      Its_____________________
Date____________________      Date____________________